Exhibit 9

EXECUTION VERSION

SUPPORT AGREEMENT

This Support Agreement, dated November 26, 2018 (this “Agreement”), is by and among the persons and entities listed on Schedule A hereto (collectively, “Third Point”, and each individually, a “member” of Third Point), Campbell Soup Company (the “Company”), and The Revocable Trust of George Strawbridge, Jr., dated January 21, 1991 (the “Strawbridge Trust”), solely for purposes of Sections 1(a)(viii)-(ix), Section 17 and Section 18.

WHEREAS, Third Point has (i) given notice to the Company that they intend to nominate Sarah Hofstetter, Munib Islam, Bozoma Saint John, Kurt Schmidt and William Toler (the “Third Point Nominees”) for election as directors of the Company at the Company’s 2018 Annual Meeting of Shareholders (the “2018 Annual Meeting”) and (ii) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) relating to the solicitation of proxies for the 2018 Annual Meeting;

WHEREAS, Third Point and its Affiliates (as defined herein) beneficially own 21,000,000 shares of common stock of the Company, par value $0.0375 (the “Common Stock”), of the Common Stock issued and outstanding on the date hereof;

WHEREAS, by letters dated September 12, 2018, Cede & Co., on behalf of certain Affiliates of Third Point, made demands to inspect and copy certain stocklist materials of the Company as set forth more fully therein, pursuant to §14A:5-28 of the New Jersey Revised Statutes and applicable common law (the “Stocklist Demand”);

WHEREAS, by letters dated October 3, 2018, Cede & Co., on behalf of certain Affiliates of Third Point, made demands to inspect and copy certain books and records of the Company as set forth more fully therein, pursuant to §14A:5-28 of the New Jersey Revised Statutes and applicable common law (the “Books and Records Demand”);

WHEREAS, by letter dated October 4, 2018, the Strawbridge Trust joined the Books and Records Demand;

WHEREAS, on October 25, 2018, certain members of Third Point and the Strawbridge Trust filed an action in the Superior Court of New Jersey Chancery Division – Camden County (the “Court”), captioned Third Point, LLC, et al. v. Campbell Soup Company, et al., Docket No. CAM-C-102-18 (the “Proxy Action”) asserting claims for breach of fiduciary duty against the Board and a claim for aiding and abetting against the Company; and

WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders and Third Point has determined that it is in its best interests to come to an agreement with respect to the election of members of the Company’s Board of Directors (the “Board”) at the Company’s 2018 Annual Meeting and certain other matters, as provided in this Agreement, and to terminate the pending proxy contest for election of directors at the 2018 Annual Meeting.

NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Board Representation and Board Matters.

(a) The Company and Third Point agree as follows:

(i) the Company and the Board shall take all action necessary (A) to increase the size of the Board by two directors to 14 directors, effective at the close of business on November 29, 2018, and (B) subject to completion of the Company’s standard Director and Officer questionnaire and director background check, which is intended to be completed no later than November 29, 2018, to appoint each of Sarah Hofstetter and Kurt Schmidt (collectively, the “Designees”) to fill the vacancies created thereby and serve as directors of the Company, effective at the close of business on November 29, 2018, until the later of (1) the conclusion of the Company’s 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”) and (2) the date that their successors are duly elected and qualified, subject to the terms of this Agreement;

(ii) the Company agrees that (A) it shall add an additional independent member of the Board by no later than the meeting of the Board to be held in May 2019 and (B) it shall consult with Third Point and solicit the views and opinions of Third Point with respect to such additional independent Board member, it being agreed that the two individuals identified by Third Point to the Company prior to the date hereof shall be included in the pool of individuals being considered for such Board seat by the Company;

(iii) the Company’s slate of nominees for election as directors of the Company at the 2018 Annual Meeting shall be: Fabiola R. Arredondo; Howard M. Averill; Bennett Dorrance; Maria Teresa Hilado; Randall W. Larrimore; Marc B. Lautenbach; Mary Alice D. Malone; Sara Mathew; Keith R. McLoughlin; Nick Shreiber; Archbold D. van Beuren; and Les C. Vinney;

(iv) that no later than the date of this Agreement, Third Point will provide to the Company an executed letter in the form attached hereto as Exhibit A, which includes a consent from each Designee to serve as a director of the Company effective at the close of business on November 29, 2018 (the “Nominee Letter”);

(v) the Board, based on information provided by Third Point and the Designees, has determined that the Designees would be independent directors of the Board of the Company under the applicable New York Stock Exchange rules;

(vi) that Third Point irrevocably withdraws (A) its letter dated September 7, 2018 providing notice to the Company of its intention to nominate certain individuals for election as directors of the Company at the 2018 Annual Meeting (the “Third Point Shareholder Nomination”) and (B) its letter dated November 9, 2018 providing an update to the Third Point Shareholder Nomination and reducing the number of individuals it intends to nominate for election as directors of the Company at the 2018 Annual Meeting (the “Update to Third Point Shareholder Nomination”);

(vii) that each member of Third Point shall immediately cease all efforts, direct or indirect, in furtherance of the Third Point Shareholder Nomination and the Update to Third Point Shareholder Nomination and any related solicitation in connection with the Third Point Shareholder Nomination and the Update to Third Point Shareholder Nomination, including any

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negative solicitation efforts relating to the 2018 Annual Meeting concerning the Company and members of the slate of nominees proposed by the Company, and terminate Third Point’s proxy solicitation website, https://www.refreshcampbells.com. At the same time, the Company shall immediately cease all direct or indirect negative solicitation efforts relating to the 2018 Annual Meeting concerning Third Point and members of the slate of nominees proposed by Third Point;

(viii) Third Point and the Strawbridge Trust each irrevocably withdraws the Stocklist Demand and Books and Records Demand;

(ix) the Company, the Board, Third Point, and the Strawbridge Trust shall promptly, but no later than the close of business on November 27, 2018, cause a voluntary stipulation of dismissal with prejudice to be signed and filed in the Proxy Action;

(x) if the Company reasonably determines, based on the standard director nominee background check, that any Designee is unable to be appointed to and serve as a member of the Board, or if any Designee does not become a member of the Board for any other reason by the close of business on November 29, 2018 as contemplated hereby, Third Point shall be entitled to designate a replacement for such Designee from the list of Third Point’s initial director nominees for the 2018 Annual Meeting (provided that such replacement is not a Third Point employee or Affiliate) that is reasonably consented to by the Board and shall have the right to continue to do so until such person is consented to by the Board (such consent not to be unreasonably withheld) (a “Replacement”), and the Company shall take all necessary action to implement the foregoing as promptly as practicable. If any Designee becomes a member of the Board by the close of business on November 29, 2018 as contemplated hereby, but thereafter ceases to be a member of the Board for any reason prior to the conclusion of the 2019 Annual Meeting of Shareholders, the Company shall consult with Third Point and solicit the views and opinions of Third Point with respect to a replacement for such Designee and shall consider in good faith offering such Board seat to the individual recommended by Third Point (provided that such individual is not a Third Point employee or Affiliate), and if such individual becomes a member of the Board such individual shall be deemed a Replacement hereunder. Any person that becomes a Replacement shall be deemed to be a Designee for all purposes under this Agreement, and prior to his or her appointment to the Board, shall be required to provide to the Company such information and documentation as is typically required of prospective members of the Board in connection with the customary onboarding process thereof;

(xi) the Company agrees that during the Standstill Period (as defined below) for so long as (A) Kurt Schmidt (or any Replacement therefor) serves on the Board, such Designee (or such Replacement) shall be offered the opportunity to become a member of the Governance Committee of the Board and, if applicable, any other committee of the Board that is charged with overseeing the process for the selection of the next Chief Executive Officer of the Company (the “CEO Search Process”), and (B) without limitation of clause (A), during the Standstill Period (as defined below), for so long as any Designee (or any Replacement therefor), including Kurt Schmidt, serves on the Board, such Designee (including any Replacement therefor) shall be offered the opportunity to become a member of such committees of the Board selected by the Board promptly following such Designees appointment to the Board (it being agreed that each Designee shall serve on at least one committee of the Board), provided that the Designees (including any Replacements) may serve on the applicable committee of the Board only if he or she meets any

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independence or other requirements under applicable law and the rules and regulation of the New York Stock Exchange (or other securities exchange on which the Company’s securities may then be traded) for service on such committee. At all times during the Standstill Period (as defined below) any Designee (or Replacement), regardless of whether a member of such committee, shall be entitled, consistent with existing company policies, to attend any meeting of any committee of the Board and participate as a non-voting member (if not a committee member) and shall be entitled to receive any materials distributed to any committee members, so long as such activities do not contravene the independence or other requirements applicable to such committees under applicable law and the rules and regulation of the New York Stock Exchange (or other securities exchange on which the Company’s securities may then be traded);

(xii) the Company agrees that for so long as any Designee is on the Board the Company shall notify Third Point in writing (a “Slate Notice”), no later than 30 days prior to the advance notice deadline for making director nominations under the Company’s bylaws at the 2019 Annual Meeting, whether each of the Designees will be included on the Company’s slate of nominees for the 2019 Annual Meeting and whether all members of the Board have confirmed to the Company in writing their agreement to vote in favor of the Company’s proposed slate of directors at such annual meeting, provided that if for any reason the Company fails to include each of the Designees on the Company’s slate of nominees at any annual meeting the Company shall inform Third Point thereof in writing and the Company shall thereafter take such action (including extending the director nomination deadline) to ensure that Third Point has at least 45 days from the date that the Company informs Third Point in writing that any of the Designees shall not be on such slate to submit director nominations for such annual meeting in accordance with the bylaws of the Company, and the Company shall not hold any such annual meeting for at least 75 days from the date that the Company so informs Third Point thereof. The Company further agrees that for the 2019 Annual Meeting to the extent any Designee is nominated by the Company and agrees to serve, the Company shall use commercially reasonable efforts to cause the election of such Designee so nominated by the Company (including recommending that the Company’s shareholders vote in favor of the election of such Designee, including such Designee in the Company’s proxy statement for such annual meeting and otherwise supporting such Designee for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees in the aggregate); and

(xiii) the Company agrees that, until the 1-year anniversary of the date of this Agreement, it shall provide Third Point the opportunity to meet with the Board for no less than 60 minutes at least twice in the next twelve-month period and with the Company’s Chief Executive Officer for no less than 60 minutes at least twice in the next twelve-month period, in each case to enable Third Point to provide its thoughts and views to the Board and the Chief Executive Officer with respect to Company performance, strategy and other matters that Third Point determines to be relevant, and the Company shall consider in good faith the views and thoughts provided by Third Point and shall provide substantive responses to Third Point with respect thereto.

(b) Third Point acknowledges that, at all times while serving as a member of the Board, the Designees are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines generally applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies and corporate governance standards, in each case

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that have been identified to the Designees, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees. Third Point further acknowledges that following their appointment to the Board, Third Point will not communicate with the Designees regarding the Company without the prior written consent of the Company (but the foregoing shall in no way limit any communications with the Company and the full Board or with any full committee thereof) and that Third Point shall not compensate the Designees in any way, including, without limitation, reimbursing expenses, provided that Third Point can fulfill any obligations owed to such Designees pursuant to agreements disclosed to the Company prior to the date hereof.

2. Other Agreements. The Company agrees during the Standstill Period (as defined below) to consult in good faith with Third Point with respect to the selection of a permanent Chief Executive Officer pursuant to the CEO Search Process. In connection with such consultation, the Company agrees, among other things, to (a) discuss with Third Point the qualifications, background and experience of potential Chief Executive Officer candidates and share with Third Point a list of candidates of potential Chief Executive Officer candidates that the Board or any committee thereof has considered, currently is considering and may in the future consider for the Chief Executive Officer, (b) keep Third Point reasonably informed regarding the CEO Search Process so that they can provide input and feedback to the Board or applicable committee thereof, (c) provide Third Point with an opportunity to meet any Chief Executive Officer candidate who the Board believes is reasonably likely to be the finalist for the position a reasonable amount of time before the Board votes with respect to such person’s candidacy (such period of time to be at least sufficient to enable Third Point to provide feedback to the Board or applicable committee thereof pursuant to the immediately following clause (d)), and (d) provide Third Point with an opportunity to present its views to the Board or the applicable committee thereof in respect of the CEO Search Process and the candidates being considered or the candidate selected in connection therewith. The Company and Third Point agree that all information provided to Third Point in connection with the foregoing sentence shall be subject to and solely in accordance with the terms of the confidentiality agreement in the form attached hereto as Exhibit B (the “Confidentiality Agreement”), which Third Point agrees to execute and deliver to the Company simultaneously with Third Point’s execution and delivery of this Agreement.

3. Standstill.

(a) Until the earliest to occur of (i) 12:01 a.m. on November 27, 2019, (ii) the Company’s failure to take such action to appoint each of the Designees (or a Replacement) to serve as a director of the Company effective at the close of business on November 29, 2018, (iii) the delivery of a Slate Notice that does not state that each of the Designees will be included on the Company’s slate of nominees for the 2019 Annual Meeting and that all members of the Board have confirmed to the Company their agreement to vote in favor of the Company’s proposed slate of directors at the 2019 Annual Meeting, (iv) the Company’s failure to deliver the Slate Notice on or prior to the date that is 30 days prior to the advance notice deadline for making director nominations under the Company’s bylaws at the 2019 Annual Meeting, and (v) the Company’s failure to include each of the Designees on the Company’s slate of nominees for the 2019 Annual Meeting (the “Standstill Period”), no member of Third Point shall, directly or indirectly, and each member of Third Point shall cause each Third Point Affiliate it controls not to, directly or indirectly:

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(i) solicit proxies or written consents of shareholders or conduct any other type of referendum (binding or non-binding) with respect to, or from the holders of, the Voting Securities (as defined below), or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) in or knowingly assist any person or entity not a party to this agreement (a “Third Party”) in any “solicitation” of any proxy, consent or other authority (as such terms are defined under the Exchange Act) to vote any shares of the Voting Securities (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(ii) knowingly encourage, advise or influence any other person or assist any Third Party in so encouraging, assisting or influencing any person with respect to the giving or withholding of any proxy, consent or other authority to vote or in conducting any type of referendum (other than such encouragement, advice or influence that is consistent with Company management’s recommendation in connection with such matter);

(iii) form or join in a partnership, limited partnership, syndicate or other group, including a “group” as defined under Section 13(d) of the Exchange Act, with respect to the Voting Securities (for the avoidance of doubt, excluding any group composed solely of Third Point and the Third Point Affiliates) or otherwise support or participate in any effort by a Third Party with respect to the matters set forth in clauses (i), (vii) or (ix) herein;

(iv) present at any annual meeting or any special meeting of the Company’s shareholders any proposal for consideration for action by shareholders or seek the removal of any member of the Board or, except as otherwise expressly contemplated by this Agreement, propose any nominee for election to the Board or seek representation on the Board;

(v) other than in market transactions where the identity of the ultimate purchaser is not known and in underwritten widely dispersed public offerings, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Third Point to any Third Party unless such sale, offer, or agreement to sell would not knowingly result in such Third Party, together with its Affiliates, owning, controlling or otherwise having any beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time or would increase the beneficial or other ownership interest of any Third Party who, together with its Affiliates, has a beneficial or other ownership interest in the aggregate of 5% or more of the shares of Common Stock outstanding at such time, except in each case in a transaction approved by the Board;

(vi) grant any proxy, consent or other authority to vote any Voting Securities of the Company with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of shareholders) or deposit any Voting Securities of the Company in a voting trust or subject them to a voting agreement or other arrangement of similar effect with respect to any annual meeting except as provided in Section 3(b) below, special meeting of shareholders or action by written consent (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like);

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(vii) make any request for stocklist materials or other books and records of the Company under Section 14A:5-28 of the New Jersey Revised Statutes or otherwise;

(viii) make, or cause to be made, any statement or announcement that relates to and constitutes an ad hominem attack on, or relates to and otherwise criticizes or disparages, the Company or its business, operations or financial performance, its officers or its directors or any person who has served as an officer or director of the Company in the past, or who serves on or following the date of this Agreement as an officer, director or agent of the Company, including without limitation, (A) in any document or report filed with or furnished to the SEC or any other governmental agency, (B) in any press release or other publicly available format, or (C) to any shareholder, analyst, journalist or member of the media (including without limitation, in a television, radio, internet, newspaper or magazine interview) (and the Company agrees that this Section 3(a)(viii) shall apply mutatis mutandis to the Company, its subsidiaries and their respective directors and officers with respect to Third Point and its Affiliates), but nothing herein shall limit or preclude Third Point from exercising any rights under this Agreement or conveying its opinion and views to any members of the Board privately and in a manner that does not require public disclosure by the Company or Third Point;

(ix) institute, solicit or join, as a party, any litigation, arbitration or other proceeding against the Company or any of its current or former directors or officers in their capacities as such (including derivative actions), other than (A) litigation by Third Point to enforce the provisions of this Agreement, (B) counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against Third Point or a Designee, and (C) the exercise of statutory appraisal rights; provided that the foregoing shall not prevent any member of Third Point from responding to or complying with a validly issued legal process (and the Company agrees that this Section 3(a)(ix) shall apply mutatis mutandis to the Company, its subsidiaries and their respective directors and officers with respect to Third Point and its Affiliates);

(x) without the prior written approval of the Board, separately or in conjunction with any other person or entity in which it is or proposes to be either a principal, partner or financing source or is acting or proposes to act as broker or agent for compensation, propose (publicly, privately or to the Company) or effect any tender offer or exchange offer, merger, acquisition, reorganization, restructuring, recapitalization or other business combination involving the Company or a material amount of the assets or businesses of the Company (an “Extraordinary Transaction”) or actively encourage, initiate or support any other Third Party in any such activity, but nothing shall preclude Third Point from tendering its securities of the Company into any tender or exchange offer or otherwise voting any of its Voting Securities in any manner it determines in connection with an Extraordinary Transaction;

(xi) purchase or cause to be purchased or otherwise acquire or agree to acquire Beneficial Ownership of any Voting Securities if in any such case, immediately after the taking of such action, Third Point would, in the aggregate, collectively beneficially own, or have an economic interest in, an amount that would exceed 9% of the then outstanding shares of Common Stock;

(xii) enter into any negotiations, agreements, arrangements or understandings with any Third Party with respect to the matters set forth in this Section 3; or

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(xiii) request, directly or indirectly, any amendment or waiver of the foregoing in a manner that would be reasonably likely to require public disclosure by Third Point (or any Third Point Affiliates) or the Company.

As used in this Agreement, the term “Voting Securities” shall mean the Common Stock, and any other securities of the Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for Common Stock or such other securities, whether or not subject to the passage of time or other contingencies.

As used in this Agreement, the term “Beneficial Ownership” of “Voting Securities” means ownership of: (i) Voting Securities and (ii) rights or options to own or acquire any Voting Securities (whether such right or option is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such person), compliance with regulatory requirements or otherwise). For purposes of this Section 3, no Person shall be, or be deemed to be, the “Beneficial Owner” of, or to “beneficially own,” any securities beneficially owned by any director of the Company to the extent such securities were acquired directly from the Company by such director as or pursuant to director compensation for serving as a director of the Company.

As used in this Agreement, the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(b) Until the end of the Standstill Period, Third Point together with all controlled Affiliates of the members of Third Point (such controlled Affiliates, collectively and individually, the “Third Point Affiliates”) shall cause all Voting Securities owned by them directly or indirectly, whether owned of record or Beneficially Owned, as of the record date for any annual or special meeting of shareholders or in connection with any solicitation of shareholder action by written consent (each a “Shareholders Meeting”) within the Standstill Period, in each case that are entitled to vote at any such Shareholders Meeting, to be present for quorum purposes and to be voted, at all such Shareholders Meetings or at any adjournments or postponements thereof, (i) for all directors nominated by the Board for election at such Shareholders Meeting and (ii) in accordance with the recommendation of the Board on any precatory or non-binding proposals and any non-transaction-related proposals that come before any Shareholders Meeting.

4. Public Announcements. Promptly following the execution of this Agreement, the Company and Third Point shall announce this Agreement by means of a jointly issued press release in the form attached hereto as Exhibit C (the “Press Release”). Neither the Company (and the Company shall cause each of its Affiliates, directors and officers not to) nor Third Point or any Third Point Affiliate shall make or cause to be made any public announcement or statement with respect to the subject of this Agreement that is in any way inconsistent with the statements made in the Press Release, except as required by law or the rules of any stock exchange, in connection with the enforcement of this Agreement, or with the prior written consent of the other party. The Company acknowledges that Third Point intends to file this Agreement and the Press Release as exhibits to its Schedule 13D pursuant to an amendment. The Company shall have reasonable advance review and consultation rights upon any Schedule 13D filing (or amendment thereto) made by Third Point with respect to this Agreement. Third Point acknowledges and agrees that the Company intends to (i) file this Agreement and file or furnish the Press Release with the SEC as

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exhibits to a Current Report on Form 8-K and to file this Agreement as an exhibit to future filings with the SEC and (ii) file a Current Report on Form 8-K announcing appointment of the Designees once appointed and may issue a press release (and file or furnish such press release as an exhibit to such 8-K) in connection with such appointment, and Third Point shall have reasonable advance review and consultation rights upon any such Form 8-K filing (or amendment thereto) made by the Company with respect to this Agreement.

5. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that: (a) such party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and (c) this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

6. Representations and Warranties of Third Point. Each member of Third Point severally represents and warrants that, as of the date of this Agreement: (a) Third Point, together with all of the Third Point Affiliates, collectively Beneficially Own, an aggregate of 21,000,000 shares of Common Stock; (b) except for such ownership, no member of Third Point, individually or in the aggregate with all other members of Third Point and the Third Point Affiliates, has any other Beneficial Ownership of any Voting Securities; and (c) Third Point, collectively with the Third Point Affiliates, have a Net Long Position of 21,000,000 shares of Common Stock. The term “Net Long Position” shall mean: such shares of Common Stock Beneficially Owned, directly or indirectly, that constitute such person’s net long position as defined in Rule 14e-4 under the Exchange Act mutatis mutandis, provided that “Net Long Position” shall not include any shares as to which such person does not have the right to vote or direct the vote; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

7. Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party or parties shall be entitled to at law or equity, the other party or parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Chancery Division of the New Jersey Superior Court (provided that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in the State of New Jersey). Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Division of the New Jersey Superior Court or other federal or state courts of the State of New Jersey in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other

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than the Chancery Division of the New Jersey Superior Court or other federal or state courts of the State of New Jersey, and each of the parties irrevocably waives the right to trial by jury and (d) irrevocably consents to service of process by a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

8. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9. Entire Agreement. This Agreement and the Confidentiality Agreement contain the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below during normal business hours and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Campbell Soup Company 1 Campbell Place Camden, New Jersey 08103
	Attention:	Adam Ciongoli, General Counsel and Senior Vice President
	Email:	adam_ciongoli@campbellsoup.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
	Attention:	Michael J. Aiello
	Email:	michael.aiello@weil.com

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if to Third Point:	c/o Third Point LLC 390 Park Avenue, 18th Floor New York, New York 10022
	Attention:	Josh Targoff, Chief Operating Officer and General Counsel
	Email:	jtargoff@thirdpoint.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019
	Attention:	Steven Gartner and Russell Leaf
	Email:	sgartner@willkie.com and rleaf@willkie.com

11. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

12. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

13. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

14. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

15. Fees and Expenses. Each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with, relating to or resulting from such party’s efforts and actions, and any preparations therefor, prior to the execution and delivery of this Agreement, including, without limitation, communications between Third Point, on the one hand, and the Board and the Company’s management, on the other hand, Third Point’s Schedule 14A and Hart-Scott-Rodino filings, the Stocklist Demand, the Books and Records Demand, the Proxy Action and such party’s preparation of soliciting materials and this Agreement.

16. Interpretation and Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of

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law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “including” shall be deemed to mean “including without limitation” in all instances.

17. Mutual Release.

(a) The Company, on the one hand, and Third Point and the Strawbridge Trust, on the other hand, on behalf of themselves and for all of their past and present affiliated, associated, related, parent and subsidiary entities, joint ventures and partnerships, successors, assigns, and the respective owners, officers, directors, partners, limited partners, members, managers, principals, parents, subsidiaries, predecessor entities, agents, representatives, employees, shareholders, advisors, consultants, attorneys, heirs, executors, administrators, successors and assigns of any said person or entity, security holders of any said person or entity, and any other person claiming (now or in the future) through or on behalf of any of said persons or entities (collectively “Released Persons”), irrevocably and unconditionally release, settle, acquit and forever discharge the other and all of their Released Persons, from any and all causes of action, claims, actions, rights, judgments, obligations, damages, amounts, demands, losses, controversies, contentions, complaints, promises, accountings, bonds, bills, debts, dues, sums of money, expenses, specialties and fees and costs (whether direct, indirect or consequential, incidental or otherwise including, without limitation, attorney’s fees or court costs, of whatever nature) incurred in connection therewith of any kind whatsoever, whether known or unknown, suspected or unsuspected, in their own right, representatively, derivatively or in any other capacity, in law or in equity or liabilities of whatever kind or character, arising under federal, state, foreign, or common law or the laws of any other relevant jurisdiction (the “Claims”), which have arisen, could have arisen, arise now, or hereafter may arise out of or relate in any manner to the allegations, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations, omissions or any other matter, thing, or cause whatsoever, or any series thereof, embraced, involved, arising out of, set forth in, or otherwise related in any way to the Stocklist Demand, the Books and Records Demand, the Proxy Action, the Third Point Shareholder Nomination, the Update to Third Point Shareholder Nomination, the Third Point proxy contest at the 2018 Annual Meeting, and the Company’s nomination of directors for election at the 2018 Annual Meeting (collectively, the “Released Claims”); provided, however, this release and waiver of Claims shall not include claims to enforce the terms of this Agreement.

(b) The parties acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know, anticipate or believe to be true related to or concerning the Released Claims. The parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a party or parties. It is nonetheless the intent of the parties to give a full, complete and final release and discharge of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact. To that end, with respect to the Released Claims only, the parties expressly waive and relinquish any and all provisions,

12

rights and benefits conferred by any law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law, under which a general release does not extend to claims which the parties do not know or suspect to exist in their favor at the time of executing the release, which if known by the parties might have affected the Parties’ settlement. The parties acknowledge and agree that the inclusion of this Section 17 was separately bargained for and is a material term of this Agreement.

18. Liability Several and Not Joint; Exercise of Third Point Rights. Notwithstanding anything contained herein to the contrary, the obligations of the members of Third Point hereunder are several and not joint or collective. Without limiting the foregoing, for the avoidance of doubt, none of the persons or entities listed on Schedule A shall have any liability or obligation with respect to any covenants, agreements, representations or warranties made by, or actions taken or not taken by the Strawbridge Trust, and the Strawbridge Trust shall not have any liability or obligations in respect of any covenants, agreements, representations or warranties made by, or actions taken or not taken by any of the persons or entities listed on Schedule A. In addition, any references in this Agreement that provide any rights or remedies to Third Point shall, solely for purposes of exercising such rights or remedies, be deemed references to Third Point LLC.

[Signature Pages Follow]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CAMPBELL SOUP COMPANY

By:	/s/ Charles A. Brawley, III
Name: Charles A. Brawley, III
Title: Vice President, Corporate Secretary and Deputy General Counsel

THIRD POINT LLC

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

THIRD POINT PARTNERS QUALIFIED L.P.
By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

THIRD POINT PARTNERS L.P.
By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

THIRD POINT OFFSHORE MASTER FUND L.P.
By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

SIGNATURE PAGE TO SUPPORT AGREEMENT

THIRD POINT ULTRA MASTER FUND L.P.
By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

THIRD POINT ENHANCED L.P.
By:	Third Point LLC, its investment manager

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Chief Operating Officer and General Counsel

THIRD POINT ADVISORS LLC

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Authorized Signatory

THIRD POINT ADVISORS II LLC

By:	/s/ Josh Targoff
Name: Josh Targoff
Title: Authorized Signatory

SIGNATURE PAGE TO SUPPORT AGREEMENT

REVOCABLE TRUST OF GEORGE STRAWBRIDGE, JR. DATED JANUARY 21, 1991

TRUSTEES:

By:	/s/ George Strawbridge, Jr.
Name: George Strawbridge, Jr.

By:	/s/ Barton Winokur
Name: Barton Winokur

SIGNATURE PAGE TO SUPPORT AGREEMENT

SCHEDULE A

Third Point LLC

Third Point Partners Qualified L.P.

Third Point Partners L.P.

Third Point Offshore Master Fund L.P.

Third Point Ultra Master Fund L.P.

Third Point Enhanced L.P.

Third Point Advisors LLC

Third Point Advisors II LLC

EXHIBIT A

FORM OF NOMINEE LETTER

November 26, 2018

Attention: Board of Directors

Campbell Soup Company

1 Campbell Place

Camden, NJ 08103

Re:	Nominee Consent

Ladies and Gentlemen:

This letter is delivered pursuant to Section 1(a)(ii) of the Support Agreement, dated as of November 26, 2018 (the “Agreement”), by and among Campbell Soup Company and Third Point (as defined therein). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement.

In connection with the Agreement, I hereby consent to serve as a director of the Company effective at the close of business on November 29, 2018. I also agree that, after the date hereof, I will provide to the Company, as requested by the Company from time to time, such information as the Company is entitled to reasonably receive from other members of the Board and as is required to be disclosed in proxy statements under applicable law.

At all times while serving as a member of the Board, I agree to comply with all policies, procedures, processes, codes, rules, standards and guidelines generally applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, anti-hedging policies, Regulation FD-related policies, director confidentiality policies, related party transaction policy and corporate governance standards, in each case that have been identified to me, and preserve the confidentiality of Company business and information, including discussions or matters considered in meetings of the Board or Board committees.

Sincerely,

Name:

EXHIBIT B

FORM OF CONFIDENTIALITY AGREEMENT

Confidentiality Agreement

CAMPBELL SOUP COMPANY

1 Campbell Place

Camden, NJ 08103

November 26, 2018

To:	Each of the persons or entities listed on Schedule A hereto (collectively, “Third Point” or “you” and each individually, a “member” of Third Point)

Ladies and Gentlemen:

This letter agreement shall become effective upon the date hereof. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Support Agreement (the “Support Agreement”), dated as of November 26, 2018, among Campbell Soup Company (the “Company”) and Third Point. The Company understands and agrees that, subject to the terms of, and in accordance with, this letter agreement, the Company may confidentially disclose to you and the Specified Third Point Personnel (as hereinafter defined) certain non-public information regarding the Company’s Chief Executive Officer (“CEO”) search process. You acknowledge that this information is confidential and may include business information the disclosure of which could harm the Company and the CEO search process, and the Company acknowledges that the information disclosed to you hereunder shall be limited to information relating to the CEO search process and that prior to disclosing any material non-public information to you the Company will advise you of its intention to do so and you may elect to decline to receive such information. In consideration for, and as a condition of, the information being furnished to you and, subject to the restrictions in paragraph 2, any other employees of Third Point LLC and any counsel or advisor to Third Point LLC (collectively, the “Specified Third Point Personnel”), you agree to treat any and all information concerning or relating to the Company’s CEO search that is furnished to you or the Specified Third Point Personnel (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company or any Company Representatives, together with the relevant portion of any notes, analyses, reports, compilations, studies, interpretations, documents, records or extracts thereof to the extent containing, referring, relating to, based upon or derived from such information, in whole or in part (collectively, “Confidential Information”), in accordance with the provisions of this letter agreement, and to take or abstain from taking the other actions hereinafter set forth.

1. The term “Confidential Information” does not include information that (i) is or has become generally available to the public other than as a result of a direct or indirect disclosure by you or the Specified Third Point Personnel in violation of this letter agreement, (ii) was within your or any of the Specified Third Point Personnel’s possession on a non-confidential basis prior to its being furnished to you by or on behalf of the Company or its agents, representatives, attorneys, advisors, directors, officers or employees (collectively, the “Company Representatives”), (iii) is received from a source other than the Company or any of the Company Representatives; provided, that in the case of (ii) or (iii) above, the source of such information was not believed by you, after reasonable inquiry of the disclosing person, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other person with respect to such information at the time the information was disclosed to you or (iv) is independently developed by you or the Specified Third Point Personnel without reliance upon the Confidential Information.

2. You will, and you will cause the Specified Third Point Personnel to, (a) keep the Confidential Information strictly confidential and (b) subject to paragraph 3, not disclose any of the Confidential Information in any manner whatsoever without the prior written consent of the Company; provided, however, that you may privately and confidentially disclose any of such information to the Specified Third Point Personnel (i) who need to know such information for the sole purpose of advising you with respect to the Company’s CEO search and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will be responsible for any violation of this letter agreement by the Specified Third Point Personnel to whom you have disclosed Confidential Information as if they were parties hereto. It is understood and agreed that the Company shall have no obligation to disclose to you or the Specified Third Point Personnel any Legal Advice (as defined below) that may be included in the Confidential Information with respect to which the Company determines that such disclosure would, in the Company’s sole discretion, constitute waiver of the Company’s attorney-client privilege or attorney work product privilege. “Legal Advice” as used herein shall be solely and exclusively limited to the advice provided by legal counsel and shall not include any factual information or the formulation or analysis of business strategy that is not protected by the attorney-client or attorney work product privilege.

3. In the event that you or any of the Specified Third Point Personnel are required or requested by applicable law, rule, regulation, legal process, interrogatory, subpoena or any similar process relating to any legal proceeding, investigation, hearing or otherwise to disclose any of the Confidential Information, you will promptly notify (except where such notice would be legally prohibited) the Company in writing (electronic mail shall be sufficient) so that the Company may seek a protective order or other appropriate remedy (and if the Company seeks such an order, you will provide such cooperation as the Company shall reasonably request), at its sole cost and expense. Nothing herein shall be deemed to prevent you or the Specified Third Point Personnel, as the case may be, from honoring a subpoena, legal process or other legal or regulatory requirement that requires or requests discovery, disclosure or production of the Confidential Information if (a) you produce or disclose only that portion of the Confidential Information which your legal counsel (internal or external) advises you is legally required or requested to be so produced or disclosed and you inform the recipient of such Confidential Information of the confidential nature of such Confidential Information; or (b) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena, legal process or other legal requirement or request. In no event will you or any of the Specified Third Point Personnel oppose action by the Company to obtain a protective order or other relief, at its sole expense, to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring you to disclose any

Confidential Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative or other voluntary transactions with respect to the Common Stock of the Company or otherwise proposing or making an offer to do any of the foregoing, or you would be unable to file any proxy materials in compliance with Section 14(a) of the Exchange Act or the rules promulgated thereunder. The foregoing obligations and requirements in this paragraph shall not be required or apply in connection with disclosures made to the extent required by law to, or requested by, a federal or state regulatory agency, self-regulatory organization or supervisory authority in the course of such authority’s examinations or supervisory inspections not specifically related to the Company.

4. You acknowledge that (a) none of the Company or any of the Company Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Confidential Information, and (b) none of the Company or any of the Company Representatives shall have any liability to you or to any of the Specified Third Point Personnel relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom, except in the case of fraud. You and the Specified Third Point Personnel (or anyone acting on your or their behalf) shall not directly or indirectly initiate contact or communication with any executive or employee of the Company other than the Chief Executive Officer and General Counsel, and/or such other persons approved in writing by the foregoing or the Board, concerning the CEO search process, or to seek any information in connection therewith from any such person other than the foregoing, without the prior consent of the Company.

5. All Confidential Information shall remain the property of the Company. Neither you nor any of the Specified Third Point Personnel shall by virtue of any disclosure of and/or your use of any Confidential Information acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company. At any time after the expiration of this letter agreement in accordance with Section 15 hereof, upon the written request of the Company for any reason, you will promptly return to the Company or destroy, at your election, all hard copies of the Confidential Information and use commercially reasonable efforts to permanently erase or delete all electronic copies of the Confidential Information in your or any of the Specified Third Point Personnel’s possession or control (and, upon the written request of the Company, shall promptly certify to the Company that such Confidential Information has been erased or deleted, as the case may be); provided, however, that you may retain (and the Specified Third Point Personnel may retain) such copies of Confidential Information as may be required to be retained by you (or such Specified Third Point Personnel) pursuant to applicable law, rule regulation, legal process or as part of your (or their) bona fide information technology system back-ups or your (or their) internal compliance policies.

6. You acknowledge, and will advise the Specified Third Point Personnel, that the Confidential Information may constitute material non-public information under applicable federal and state securities laws, and that the United States securities laws prohibit any person who has received from an issuer any such material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

7. You hereby represent and warrant to the Company that (i) you have all requisite power and authority to execute and deliver this letter agreement and to perform your obligations hereunder, (ii) this letter agreement has been duly authorized, executed and delivered by you, and is a valid and binding obligation, enforceable against you in accordance with its terms, (iii) this letter agreement will not result in a violation of any terms or conditions of any agreements to which you are a party or by which you may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting you, and (iv) your entry into this letter agreement does not require approval by any owners or holders of any equity or other interest in you (except as has already been obtained).

8. Any waiver by the Company of a breach of any provision of this letter agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this letter agreement. The failure of the Company to insist upon strict adherence to any term of this letter agreement on one or more occasions shall not be considered a waiver or deprive the Company of the right thereafter to insist upon strict adherence to that term or any other term of this letter agreement.

9. You acknowledge and agree that the value of the Confidential Information to the Company is unique and substantial, but may be impractical or difficult to assess in monetary terms. You further acknowledge and agree that in the event of an actual or threatened violation of this letter agreement, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, you acknowledge and agree that, in addition to any and all other remedies which may be available to the Company at law or equity, the Company shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions of this letter agreement exclusively in the Chancery Division of the New Jersey Superior Court or other federal or state courts of the State of New Jersey. In the event that any action shall be brought in equity to enforce the provisions of this letter agreement, you shall not allege, and you hereby waive the defense, that there is an adequate remedy at law.

10. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Chancery Division of the New Jersey Superior Court or other federal or state courts of the State of New Jersey in the event any dispute arises out of this letter agreement or the transactions contemplated by this letter agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this letter agreement or the transactions contemplated by this letter agreement in any court other than the Chancery Division of the New Jersey Superior Court or other federal or state courts of the State of New Jersey, and each of the parties irrevocably waives the right to trial by jury, and (d) irrevocably consents to service of process by a reputable overnight delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. THIS LETTER AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF NEW JERSEY APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.

11. This letter agreement and the Support Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersedes all prior or contemporaneous agreements or understandings, whether written or oral. This letter agreement may be amended only by an agreement in writing executed by the parties hereto.

12. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Campbell Soup Company
1 Campbell Place
Camden, New Jersey 08103
	Attention:	Adam Ciongoli, General Counsel and
Senior Vice President
	Email:	adam_ciongoli@campbellsoup.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
	Attention:	Michael J. Aiello
	Email:	michael.aiello@weil.com

if to Third Point:	c/o Third Point LLC
390 Park Avenue, 18th Floor
New York, New York 10022
	Attention:	Josh Targoff,
Partner, Chief Operating Officer and
General Counsel
	Email:	jtargoff@thirdpoint.com

With a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
	Attention:	Steven Gartner and Russell Leaf
	Email:	sgartner@willkie.com and rleaf@willkie.com

11. If at any time subsequent to the date hereof, any provision of this letter agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this letter agreement.

12. This letter agreement may be executed (including by facsimile or PDF) in two or more counterparts which together shall constitute a single agreement.

13. This letter agreement and the rights and obligations herein may not be assigned or otherwise transferred, in whole or in part, by you without the express written consent of the Company. This letter agreement, however, shall be binding on successors of the parties hereto.

15. This letter agreement shall expire on the earlier to occur of (i) one (1) year from the date that Confidential Information is first provided to Third Point, and (ii) the public announcement by the Company of the hiring of a new CEO, provided that following such expiration and until the time period in clause (i) has elapsed, Third Point shall continue to abide by the terms hereof in respect of the identity of any other CEO candidates that were under consideration by the Company and that were disclosed to Third Point hereunder.

16. No licenses or rights under any patent, copyright, trademark, or trade secret are granted or are to be implied by this letter agreement.

17. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this letter agreement, and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this letter agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this letter agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this letter agreement shall be decided without regards to events of drafting or preparation. The term “including” shall in all instances be deemed to mean “including without limitation.”

[Signature Pages Follow]

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

CAMPBELL SOUP COMPANY

By:
Name:
Title:

Accepted and agreed as of the date first written above:

THIRD POINT LLC

By:
Name:
Title:

THIRD POINT PARTNERS QUALIFIED L.P.
By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT PARTNERS L.P.
By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT OFFSHORE MASTER FUND L.P.
By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT ULTRA MASTER FUND L.P.
By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT ENHANCED L.P.
By:	Third Point LLC, its investment manager

By:
Name:
Title:

THIRD POINT ADVISORS LLC

By:
Name:
Title:

THIRD POINT ADVISORS II LLC

By:
Name:
Title:

EXHIBIT C

PRESS RELEASE